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                                                                    Exhibit 21.1

                        SUBSIDIARIES OF THE REGISTRANT


Impac Warehouse Lending Group, Inc.

Impac Funding Corporation (100% of the non-voting preferred stock owned by the Registrant) (Impac Funding Corporation owns 100% of the Common Stock of Impac Secured Assets Corporation)

IMH Assets Corp.



IMH/ICH Dove Street, LLC